Exhibit 10.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 30, 2011, is by and among Northrop Grumman Corporation, a Delaware corporation (“NGC”), New P, Inc., a Delaware corporation and a direct, wholly owned subsidiary of NGC (“New NGC”), and Titan Merger Sub Inc., a Delaware corporation and an indirect, wholly owned subsidiary of New NGC (“Merger Sub”).
RECITALS
     A. The Boards of Directors of NGC and Merger Sub deem it advisable and in the best interests of NGC and Merger Sub, respectively, that Merger Sub merge with and into NGC, in accordance with Section 251(g) of the Delaware General Corporation Law (the “DGCL”) and upon the terms and subject to the conditions of this Agreement (the “Merger”), and have approved and adopted this Agreement.
     B. The Restated Certificate of Incorporation and the Bylaws of New NGC immediately following the Effective Time (as defined below) will contain provisions identical to the Restated Certificate of Incorporation and the Bylaws of NGC immediately prior to the Effective Time (other than with respect to matters excepted by Section 251(g) of the DGCL).
     C. The Restated Certificate of Incorporation and the Bylaws of the Surviving Corporation (as defined below) immediately following the Effective Time will contain provisions identical to the Restated Certificate of Incorporation and the Bylaws of NGC immediately prior to the Effective Time (other than with respect to matters excepted by Section 251(g) of the DGCL).
     D. The directors and officers of Merger Sub immediately prior to the Merger will be the directors and officers of the Surviving Corporation as of the Effective Time.
     E. The directors and officers of NGC immediately prior to the Merger will be the directors and officers of New NGC as of the Effective Time.
     F. The Board of Directors of NGC has received evidence in form and substance reasonably satisfactory to it indicating that (i) the Merger qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and as a tax-free exchange under section 351(a) of the Code, and the rules and regulations promulgated under such sections and related provisions of the Code and (ii) that the holders of NGC common stock will not recognize gain or loss for United States federal income tax purposes as a result of the Merger.
AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

     1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of Section 251(g) of the DGCL, Merger Sub shall be merged with and into NGC and NGC shall be the entity surviving the Merger (in this capacity, the “Surviving Corporation”). Merger Sub and NGC are the only constituent entities to the Merger.
     2. Filing Time; Effective Time. At such time as mutually agreed upon by the parties hereto, NGC shall cause a properly executed certificate of merger conforming to the requirements of the DGCL to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time specified in the aforementioned certificate of merger or, if no such time is specified, upon such filing (the “Effective Time”).
     3. Effects of the Merger. At the Effective Time (a) Merger Sub shall be merged with and into NGC and the separate existence of Merger Sub shall cease and (b) the Merger shall have the effects provided for herein and in the DGCL (including, without limitation, Section 251(g) and Section 259).
     4. Certificate of Incorporation and Bylaws.
          (a) Surviving Corporation.
               (i) The Restated Certificate of Incorporation of NGC as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, except for the following amendments thereto:
          Article FIRST shall be amended to read in its entirety as follows:
               FIRST: The name of the corporation is Titan II Inc. (the “Corporation”).
          The first sentence of Article FOURTH shall be amended to read in its entirety as follows:
FOURTH: 1. The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred (200), consisting of One Hundred (100) shares of Common Stock, par value One Dollar ($1.00) per share (the “Common Stock”), and One Hundred (100) shares of Preferred Stock, par value One Dollar ($1.00) per share (the “Preferred Stock”).
          A new article SIXTEENTH shall be added, reading as follows:
SIXTEENTH: Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the General Corporation Law of the State of Delaware or this Restated Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g)(7)(i) of the General

Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Northrop Grumman Corporation (or any successor by merger), by the same vote as is required by the General Corporation Law of the State of Delaware and/or by this Restated Certificate of Incorporation.
               (ii) The Bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law, the certificate of incorporation of the Surviving Corporation and such bylaws.
          (b) New NGC.
               (i) In accordance with Section 251(g) of the DGCL, New NGC agrees to file (and NGC as the sole stockholder of New NGC agrees to approve the filing of) a Restated Certificate of Incorporation of New NGC with the Secretary of State of the State of Delaware prior to the Effective Time (without, for the avoidance of doubt, giving effect to any of the amendments contemplated by Section 4(a) of this Agreement) containing provisions identical to those in the Restated Certificate of Incorporation of NGC in effect immediately prior to the Effective Time, except as otherwise permitted by Section 251(g) of the DGCL.
               (ii) New NGC agrees to adopt Bylaws effective prior to the Effective Time containing provisions identical to those in the Bylaws of NGC in effect immediately prior to the Effective Time.
     5. Directors and Officers.
          (a) Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
          (b) New NGC. The directors and officers of NGC immediately prior to the Effective Time shall be the directors and officers of New NGC immediately after the Effective Time, each to hold office in accordance with the Restated Certificate of Incorporation and Bylaws of New NGC until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
     6. Conversion of Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of NGC, New NGC, Merger Sub or any holder of any shares of NGC Common Stock (as defined below) or any shares of capital stock of Merger Sub:

          (a) each share (or fraction of a share, as applicable) of common stock, par value $1.00 per share, of NGC (the “NGC Common Stock”) outstanding immediately prior to the Effective Time (other than any shares of NGC Common Stock described in Section 6(b)) shall be converted into one (or equal fraction of one, as applicable) fully paid and nonassessable share of common stock, par value $1.00 per share, of New NGC (the “New NGC Common Stock”) having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the share (or fraction of a share) of NGC Common Stock being converted in the Merger;
          (b) each share of NGC Common Stock that is held in the treasury of NGC or owned by NGC immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; and
          (c) each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $1.00 per share, of the Surviving Corporation.
     7. Stock Options and Other Equity Awards.
          (a) Each issued and outstanding option to purchase NGC Common Stock (whether vested or unvested) shall automatically be deemed converted into an option to purchase an equivalent number of shares of New NGC Common Stock, on the same terms and subject to the same conditions as applied to the option to purchase NGC Common Stock being so converted.
          (b) All other outstanding equity-related awards with respect to NGC Common Stock, whether vested or unvested (including, without limitation restricted stock rights, restricted performance stock rights and cash performance units), shall automatically be deemed converted into equivalent awards with respect to an equivalent number of shares of New NGC Common Stock, on the same terms and subject to the same vesting and other conditions as applied to the awards with respect to NGC Common Stock being so converted.
     8. No Surrender of Certificates; Stock Transfer Books. At the Effective Time, the designations, rights, powers and preferences, and qualifications, limitations and restrictions thereof, of the capital stock of New NGC will, in each case, be identical with the capital stock of NGC immediately prior to the Effective Time. Accordingly, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced NGC Common Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of New NGC Common Stock.
     9. Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.
     10. Section 351. The Merger will constitute a transaction as to which the rights of the holders of the NGC Common Stock have been previously defined, and in which such holders will exchange such stock for all the New NGC Common Stock (constituting all the issued and outstanding stock of New NGC and “control” of New NGC within the meaning of Section 368(c) of the Code), subject to Section 351(a) and related provisions of the Code.
     11. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (whether before or after the approval of the stockholder of Merger Sub entitled to vote thereon) only upon the mutual written consent of each of the boards of directors of the parties hereto.
     12. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
     13. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.
     14. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.
     15. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.
     16. Amendments. This Agreement may be amended at any time prior to the Effective Time by the parties hereto, whether before or after the approval of the stockholder of Merger Sub entitled to vote thereon; provided that after such stockholder approval has been obtained no amendment shall be made that by law requires the further approval or authorization of the stockholder of Merger Sub without such further approval or authorization.
     17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, and all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

NORTHROP GRUMMAN CORPORATION
By:	/s/ Mark Rabinowitz
	Name:	Mark Rabinowitz
	Title:	Corporate Vice President & Treasurer

NEW P, INC.
By:	/s/ Mark Rabinowitz
	Name:	Mark Rabinowitz
	Title:	President & Treasurer

TITAN MERGER SUB INC.
By:	/s/ Malcolm S. Swift
	Name:	Malcolm S. Swift
	Title:	Secretary

[Signature page to Agreement and Plan of Merger]